JNL Series Trust 485BPOS

Exhibit 99.28(d)(42)(iii)

Amendment

to Amended and Restated

Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and PPM America, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and PPM America, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement effective as of the 1st day of September, 2022, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain series (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the following fund name change, effective October 21, 2024:

JNL/PPM America Floating Rate Income Fund change to

JNL Multi-Manager Floating Rate Income Fund.

Whereas, the Parties have agreed to amend i) Section 1 of the Agreement to add certain language pertaining to multi-managed funds; and ii) Schedule A and Schedule B of the Agreement to change the JNL/PPM America Floating Rate Income Fund’s name, effective October 21, 2024.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The first paragraph under Section 1. “Appointment,” shall be deleted and replaced, in its entirety, with the following:

“1.	Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement. Such appointment may be limited to a portion of Fund assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. References to the “Fund” or “Funds” in this Agreement shall refer to the portion of Trust assets allocated to the Sub-Adviser by the Adviser, except where the context otherwise indicates. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.”

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 21, 2024, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 21, 2024, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective October 21, 2024.

Jackson National Asset Management, LLC		PPM America, Inc.

By:	/s/ Emily J. Bennett	By:	/s/ Craig Smith
Name:	Emily J. Bennett	Name:	Craig Smith
Title:	VP and Deputy General Counsel	Title:	Chief Executive Officer

Schedule A

Dated October 21, 2024

Funds
JNL Multi-Manager Floating Rate Income Fund*
JNL/PPM America High Yield Bond Fund
JNL/PPM America Investment Grade Credit Fund
JNL/PPM America Total Return Fund

* For the portion of the Average Daily Net Assets managed by PPM America, Inc.

A-1

Schedule B

Dated October 21, 2024

(Compensation)

JNL Multi-Manager Floating Rate Income Fund*
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by PPM America, Inc.

JNL/PPM America High Yield Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $150 million	0.25%
$150 million to $500 million	0.225%
Amounts over $500 million	0.19%

JNL/PPM America Investment Grade Credit Fund
Average Daily Net Assets	Annual Rate
$0 to $150 million	0.20%
$150 million to $300 million	0.175%
Amounts over $300 million	0.15%

JNL/PPM America Total Return Fund
Average Daily Net Assets	Annual Rate
$0 to $150 million	0.20%
$150 million to $300 million	0.175%
Amounts over $300 million	0.15%

B-1